                                                                  EXHIBIT 10(ee)

                         [NATIONAL GRID USA LETTERHEAD]

Michael E. Jesanis
7 Valleywood Road
Hopkinton, MA  01748

                                                       Effective January 1, 2007

Dear Mike:

CONSULTING AGREEMENT

We are proposing the following consulting arrangements with National Grid USA ("NATIONAL GRID" and, together with its affiliates, the "GROUP") following your separation from employment with the Group. On your agreement, this letter becomes your CONSULTING AGREEMENT with National Grid.

1     CONSULTING ARRANGEMENT

(a) ENGAGEMENT. Effective January 1, 2007, you will serve as a consultant to the Group. Your term as consultant will continue through June 30, 2007 (or, if earlier, the termination of the consulting term in accordance with Section 4 hereof) (the "CONSULTING PERIOD").

(b) SERVICES. During the Consulting Period you agree to be available to perform the following services, to the extent requested by National Grid:
      (i) assisting the Group with the closing of the KeySpan acquisition; (ii) making yourself reasonably available and cooperating with reasonable requests from the Group for information concerning any business or legal matters involving facts or events relating to the Group that may be within your knowledge; and (iii) providing such other services as reasonably requested from time to time by National Grid.

      You will use good faith efforts to perform the foregoing services to the best of your ability, and at a standard and at the times reasonably requested from time to time by National Grid. For the avoidance of doubt, during the Consulting Period you may serve on charitable boards or committees; with the prior approval of National Grid (such approval not to be unreasonably withheld or delayed), serve as a non-executive director on corporate boards or committees of companies that are not competitive with the Group; deliver lectures and teach at educational institutions; and manage personal investments (collectively, "PERSONAL ACTIVITIES"), provided that such activities do not individually or in the aggregate interfere with your obligations under this Consulting Agreement.

(c) INDEPENDENT CONTRACTOR. You agree that you are performing the consulting services as an independent contractor and not as an employee of any member of the Group. You will be responsible for all taxes and other non-reimbursable expenses attributable to the rendition of your consulting services. Nothing in this Consulting Agreement shall be deemed to constitute a partnership or joint venture between any member of the Group and you, nor shall anything in this Consulting Agreement be deemed to constitute the Group or you as the agent of the other.

2     YOUR CONSULTING FEES

(a) CONSULTING FEE. During each month of the Consulting Period during which you have provided services (or were reasonably available to provide services) to the Group (and provided you are not in breach of your obligations under the Separation and Release Agreement dated as of 31 December 2006 ("SEPARATION AND RELEASE AGREEMENT") or the Settlement and Compromise Agreement dated as of 17 January 2007 ("SETTLEMENT AND COMPROMISE AGREEMENT"), you will receive a monthly consulting fee of $216,568. However, in the event that you become employed or engaged in any activity of a commercial nature (excluding, for the avoidance of doubt, any Personal Activities) prior to the end of the Consulting Period, this monthly consulting fee will be reduced dollar-for-dollar by the amount of the aggregate annual base salary (calculated as if such compensation were paid in equal monthly amounts) that you receive or are eligible to receive from your new employment or engagement, to the extent attributable to services performed for the new entity during the Consulting Period.

      You agree to promptly disclose to National Grid your commencement of any new employment or engagement and the annual base salary thereof, and to provide such substantiation as National Grid may reasonably request to determine the amount of the reduction applicable to the monthly consulting fee. For the avoidance of doubt, to the extent the actual amount of the monthly consulting fee that is paid to you after giving effect to such reduction is incorrect for any reason (in more than a de minimis amount), the party who should have paid more (National Grid) or the party who should have received less (yourself), as the case may be, shall promptly remit the applicable amount to the other.

      Your monthly consulting fee will be prorated for any partial months in the Consulting Period and will be payable in arrears no later than the end of each applicable month of the Consulting Period.

(b) BUSINESS EXPENSES. You will be reimbursed for all reasonable business expenses you incur at the request of National Grid in performing your services under this Consulting Agreement, subject to substantiating such expenses in accordance with National Grid's reimbursement policies.

3     CERTAIN COVENANTS

(a) CONFIDENTIAL INFORMATION. You understand and agree that, in the course of your consulting services with National Grid, you may acquire confidential business information and trade secrets concerning business, financial, technical and other information and material pertaining to the Group, including the Group's operations, processes, technology, contracts, personnel, advertiser and customer lists, future plans and methods of doing business, which are the property of the Group and which involve the Group and the Group's employees, which information you understand and agree would be extremely damaging to the Group if disclosed to a competitor or a third party (collectively, "CONFIDENTIAL INFORMATION"). You agree to forever keep such Confidential Information secret and confidential, and that you shall not communicate or disclose to any third party, or use for your own account, without prior written consent of National Grid, any of the aforementioned Confidential Information. The restrictions set forth in this Section 3(a) will not, however, apply to Confidential Information which (i) becomes public other than through unauthorized disclosure by you, (ii) is lawfully and in good-faith made available to you outside the scope of your consulting services by a third party who did not derive it from the Group, and who imposes no obligation of confidence on you, (iii) was already known to you at the time it was disclosed to you, or (iv) is required to be disclosed by a governmental authority, regulatory body, or by order or subpoena of a court of competent jurisdiction, provided that prior to such disclosure, you shall, except as otherwise prohibited by law, give National Grid reasonable advance notice and an opportunity to take adequate measures to preserve the confidential nature of the information sought by such authority, body or court. You agree that the Group would be irreparably harmed by any violation, or threatened violation, of the prohibited disclosure of trade secrets and that, therefore, National Grid shall be entitled to an injunction prohibiting you from any violation or threatened violation of such disclosure restrictions.

(b) RETURN OF PROPERTY. On or prior to the last day of the Consulting Period, you agree to return to National Grid all Group documents (whether in hard copy, soft copy or contained in a personal electronic device) and other materials (including office keys or access cards, company provided credit cards, laptop, etc.) that you have received or obtained from the Group during the course of your consulting with National Grid or that otherwise belong to the Group. You will not retain any hard or soft copies of any materials or other information that belongs to the Group.

(c) INTELLECTUAL PROPERTY RIGHTS. You agree to assign to National Grid all right, title and interest in and to any inventions made, originated or developed as part of the consulting services with National Grid together with any other intellectual property rights directly arising out of the provision of the consulting services and further agree to assist National Grid (at National Grid's expense) in connection with any application for registration of intellectual property and to do all such acts and things at National Grid's expense as its legal advisers may advise are necessary or desirable in connection with any assignment or assistance.

(d) INDEMNIFICATION. To the extent an unrelated third party institutes any action, suit or proceeding against you, National Grid agrees to indemnify you, defend you, and hold you harmless against all losses, liabilities, expenses, and costs (including reasonable attorney's fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by you in connection with any threatened, pending, contemplated, or future action, suit, or proceeding to which you are, or are threatened to be, made a party arising from or relating to consulting services that National Grid directs you to provide under this Consulting Agreement, provided that you promptly notify National Grid of any such action, suit or proceeding, and submit to and cooperate with any reasonable procedures that the Group establishes in connection with the defense of such action, suit or proceeding and/or to avoid duplication of expenses or costs in connection with such defense. Notwithstanding the foregoing, you shall not be indemnified for actions arising from or relating to your bad faith, gross negligence or gross misconduct. You shall not be liable to National Grid for any losses, liabilities, expenses, or costs that National Grid may incur in connection with your performance of services under this Consulting Agreement unless caused by your bad faith, gross negligence, or gross misconduct.

(e) COOPERATION. During the Consulting Period and continuing thereafter, you shall cooperate and assist the Group in any dispute, proceeding or investigation in which the Group is involved and in which you have been involved or which involves facts or events that existed or arose during the period of your employment or consultancy with National Grid relating to the business of the Group that may be within your actual knowledge. Such cooperation and assistance shall include (in each case upon being given reasonable advance notice and subject to your reasonable availability) providing information, documents, submitting to depositions and providing testimony, provided that you shall not be obligated to provide any such cooperation or assistance in a dispute, proceeding or investigation between the Group and any person or entity who is your employer after the Consulting Period. National Grid will reimburse all reasonable out-of-pocket expenses incurred by you in connection with fulfilling your obligations under this Section 3(e).

4     EARLY TERMINATION OF THIS AGREEMENT

(a) MUTUAL EARLY TERMINATION. You and National Grid shall have the right to terminate this Consulting Agreement at any time prior to the end of the Consulting Period by mutual agreement.

(b) EARLY TERMINATION BY NATIONAL GRID. National Grid shall have the right to terminate this Consulting Agreement prior to the end of the Consulting Period if:

      (i) the Board of Directors of National Grid determines that you have repeatedly failed to perform the consulting services requested of you under this Agreement, provided that National Grid shall have provided at least 30 days prior notice of its intent to terminate (which notice shall also describe how you have failed to perform); and provided further that if the failure is capable of cure and you cure such failure to the reasonable satisfaction of the Board within 30 days after receipt of the termination notice, such notice shall be cancelled; or

      (ii) you breach any applicable provision of this Consulting Agreement, the Separation and Release Agreement or the Settlement and Compromise Agreement, excluding any immaterial or inadvertent breach that is not in bad faith; or

      (iii) you commit any act that would constitute gross misconduct or you are convicted of, or plead nolo contendere to, any felony or a misdemeanor involving fraud, dishonesty, or moral turpitude; or

      (iv) National Grid in its sole discretion determines to terminate the Consulting Agreement prior to the end of the Consulting Period by paying you, in a lump sum, the amount that would have been payable had you served the full Consulting Period, provided that, National Grid shall provide at least 30 days prior notice of such intent to terminate.

      The Consulting Period will automatically terminate upon your death.

(c) EARLY TERMINATION BY YOU. You shall have the right to terminate this Consulting Agreement prior to the end of the Consulting Period if National Grid breaches any applicable provision of this Consulting Agreement, excluding any immaterial or inadvertent breach that is not in bad faith.

(d)   For the avoidance of doubt, (i) the early termination rights under this
      Section 4 are in addition to any other rights or remedies the affected party may have under applicable law and (ii) the obligations under Section 3 shall survive termination of this Consulting Agreement.

5     GENERAL PROVISIONS

(a) DISPUTE RESOLUTION. The arbitration requirements set forth in Section 16 of the Separation and Release Agreement are incorporated herein by reference and shall apply to any disputes under this Consulting Agreement.

(b) GOVERNING LAW. THIS CONSULTING AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF MASSACHUSETTS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

(c) ENTIRE AGREEMENT. This Consulting Agreement, together with the Separation and Release Agreement and the Settlement and Compromise Agreement, sets forth the entire agreement between you and National Grid and supersedes any and all prior oral or written agreements or representations between us. This Consulting Agreement will automatically terminate without any obligation (payment or otherwise) hereunder in the event that the Separation and Release Agreement is revoked prior to the Effective Date (as defined therein).

(d) SEVERABILITY. If any provision of this Consulting Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Consulting Agreement will not be affected.

(e) CONSIDERATION. This Consulting Agreement is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Consulting Agreement and intend this Consulting Agreement to be legally binding.

(f) AMENDMENTS AND WAIVERS. This Consulting Agreement may not be altered, amended or modified except by a further writing signed by you and National Grid. No failure or delay by you or the Group to exercise any right or remedy under this Consulting Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(g) THIRD PARTY BENEFICIARIES. This Consulting Agreement may not be assigned by you without National Grid's consent. This Consulting Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and National Grid and your and National Grid's permitted successors and assigns.

(h) NOTICES. All notices, requests and other communications under this Consulting Agreement, the Separation and Release Agreement and the Settlement and Compromise Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 5(h):

      If to you, to the address specified on the first page of this Agreement, with a copy to:

      Arthur S. Meyers
      Partner
      Seyfarth Shaw LLP
      Two Seaport Lane - Suite 300
      Boston, MA  02210

      Fax: (617) 790-5305

      If to the Company, to:

      National Grid plc
      1-3 Strand
      London  WC2N 5EH
      Attn: Group HR Director

      Fax: 011 44 20 7004 3153

(i) COUNTERPARTS. This Consulting Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement

If this Consulting Agreement properly sets forth our understanding, please sign both copies of this agreement, keep one copy for your records and return one to us.

Yours sincerely

NATIONAL GRID USA

By  /s/ Ruth Bramson                                  Date: January 17, 2007
    ----------------
Name: Ruth Bramson
Title: Senior V.P

Agreed and accepted:
/s/ Michael E. Jesanis                                Date: January 17, 2007
 MICHAEL E. JESANIS